The Board of Directors
Uniforce Services, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 1997, relating to the consolidated balance sheets of Uniforce Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of Uniforce Services, Inc., and to the reference to our firm under the caption "Experts" in this Registration Statement.



                                   /s/ KPMG PEAT MARWICK LLP
                                   -------------------------
                                   KPMG PEAT MARWICK LLP

Jericho, New York
June 11, 1997